                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the date signed below between Robert A. Steiner, (the "Executive"), whose address is 4014 Calle Isabella, San Clemente, CA 92672, and The IXATA Group, Inc., a Delaware corporation whose address is 8080 Dagget Street, Suite 220, San Diego, CA 92111, and its wholly-owned subsidiary, IXATA.COM, Inc. located at the same address (the "Company" or "IXATA.COM"). All compensation and benefits addressed herein shall be retroactive to January 1, 2000.

                                    RECITALS:

          WHEREAS, IXATA.COM wishes to obtain the services of the Executive; and

          WHEREAS, the Executive desires to obtain employment with IXATA.COM pursuant to the terms of this Agreement;

          NOW THEREFORE, in consideration of the mutual promises contained herein and other consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and IXATA.COM agree as follows:

     1. EMPLOYMENT. IXATA.COM will employ the Executive as President of IXATA.COM, Inc. The Company reserves the right to assign the Executive to other roles as the Company's business evolves.

     2. DUTIES. The Executive will devote his full time efforts to the business of IXATA.COM and its related organizations performing such duties as are customary to his position and as may be reasonably requested by the Chief Executive Officer of the Company or the Board of Directors of the Company. The Executive will at all times conduct himself in conformity with the policies of the Company. The Executive is required to perform the following duties and responsibilities:

          a. Develop and implement the necessary programs and strategies, consistent with operating budget targets and funding levels, to further expand the Company's business-to-business ("B2B") Internet-based e-commerce services in the travel and hospitality sectors and meet the Company's business objectives for the duration of this Agreement.

          b. Ensure the Company's revenue and profitability targets are achieved and properly managed and reported, working closely with the Company's Chief Executive Officer and Chief Financial Officer.

          c. Recruit and effectively manage a qualified management team and supporting staff to meet the Company's revenue and profitability targets, consistent with Company operating budget targets and funding levels.


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          d.   Support the funding initiatives as required with financial institutions and funding sources to meet company's funding needs and maximize shareholder value, working closely with the Company's Chief Executive Officer and Chief Financial Officer.

          e. Identify and pursue new strategic alliance partners consistent with IXATA.COM's strategic plan and to maximize shareholder value

     3. COMPENSATION. For the successful performance of his duties through December 31, 2000, the Executive will earn an annual salary of $160,000 which will be payable every two weeks, consistent with the Company's standard payroll system. Executive agrees to defer receipt of the $4,334 monthly difference between his present compensation and the compensation agreed to herein until closing of new funding expected on or about April 2000 but in no event later than May 31, 2000. All accrued salary under this Agreement will be settled at that time. For the period January 1, 2001 through December 31, 2001, Executive's annual salary will increase to $200,000. All further increases will be determined by the Company's Board of Directors. Upon closing of minimum new funding of $3 million, the Executive shall also receive payment in full for $3,000 in deferred compensation from consulting services provided to the Company from its inception through February 29, 2000, less $ 2,875.30 owed by Executive to the Company.

     4. STOCK OPTION BENEFIT. The Company will grant the Executive stock options, which will be granted, based upon the Executive's successful performance, and the ability of the Company to meet specified objectives. The option schedule is set forth below.

          a. The Company shall grant to the Executive Qualified Stock Options for 150,000 shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the option will be the current market price on the date of the grant. This Option shall vest and be exercisable if Executive is still employed by the Company according to the following schedule:

               1. Initial 50,000 shares vested and exercisable one year from the date of this Agreement.

               2. Additional 50,000 shares vested and exercisable two years from the date of this Agreement.

               3. Additional 50,000 shares vested and exercisable three years from the date of this Agreement.

          b. The Company shall grant to the Executive Qualified Stock Options for 150,000 shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the option will be the current market price on the date of the grant. The options will be granted and are exercisable only in the target


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               period specified, subject to the Company meeting the following market capitalization objectives and Executive being employed by the Company:

               1. Initial 50,000 shares vested and exercisable after Company achieves minimum market capitalization of $60 million based on the average Common Stock price over a 10-day period during the vesting period anytime within calendar year 2000.

               2. Additional 50,000 shares vested and exercisable after Company achieves minimum market capitalization of $100 million based on the average Common Stock price over a 10-day period during the vesting period anytime within calendar year 2001.

               3. Additional 50,000 shares vested and exercisable after Company achieves minimum market capitalization of $120 million based on the average Common Stock price over a 10-day period during the vesting period anytime within calendar year 2002.

          c. The Company shall grant to the Executive Qualified Incentive Options for 150,000 shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the option will be the current market price upon the date of the grant. The options will be granted and are exercisable only in the target period specified, subject to the Company meeting the following business performance objectives and Executive being employed by the
               Company:

               1. Initial 50,000 shares vested and exercisable after Company achieves minimum reported revenue of $7.0 million in fiscal year 2000.

               2. Additional 50,000 shares vested and exercisable after Company achieves minimum reported revenue of $25 million in fiscal year 2001 or in prior year.

               3. Additional 50,000 shares vested and exercisable after Company achieves minimum reported positive EBITDA of $1.5 million in fiscal year 2001 or in prior years.

               4. Options will be exercisable after performance targets are achieved in the period indicated, based on the Company's quarterly SEC filings issued for the respective quarter, and at any time thereafter until the termination date of this Agreement.

          d. As additional incentive to increase the Company's shareholder value through the Executive's business development efforts, the Company shall grant to the Executive Qualified Incentive Options for 100,000 shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the option will be the current market price upon the date of the grant. This Option shall vest and be exercisable only during first quarter Year 2001, subject to the Company achieving a minimum market capitalization of $100 million based on the average Common Stock price over a 10-day period during fourth quarter of fiscal year 2000.


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     5. BENEFIT PLANS. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans which are maintained or established by the Company from time to time and which cover IXATA.COM's senior executives, provided he satisfies any applicable eligibility requirements therefore. Executive shall be entitled to participate in other cash and stock incentives as granted at the discretion of the Board of Directors based on achieving selected milestones. Executive acknowledges the right of the Company to amend or terminate such plans at any time in the exercise of its discretion. Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination, which may be required in order to obtain such insurance. Neither the Company nor IXATA.COM has any current employee benefit plan in existence. Executive will receive a total monthly car allowance of $700, in addition to a total monthly housing allowance of $1,200. Executive shall receive four (4) weeks paid vacation per year, commencing upon execution date of this Agreement.

     6. EXPENSES. The Executive will be reimbursed in a timely manner for all reasonable expenses incurred by him in performing his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by IXATA.COM.

     7. TERMINATION OF EMPLOYMENT.

          a. DEATH; DISABILITY. In the event of Executive's death or Disability (as hereinafter defined), his employment with the Company shall be deemed terminated as of the end of the month in which such death or Disability occurs, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except that in the case of the termination due to Disability, Executive's obligations under Sections 11 and 12 shall continue. For purpose of this Section, Disability shall be deemed to have occurred if (a) Executive shall be unable to perform his duties on an active full-time basis by reason of disability or impairment of health for a period of at least one hundred eighty
               (180) consecutive calendar days or (b) the Company shall have received a certificate from a physician reasonably acceptable to both the Company and the Executive (or his representative) to the effect that Executive is incapable of reasonably performing services under this Agreement in accordance with past practices.

          b. BY COMPANY FOR GOOD CAUSE. Executive's employment with the Company may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find Good Cause for termination. For purposes of this Agreement, Good Cause shall mean only (i) Executive's willful failure to perform his duties under this Agreement or to abide by the Company's written employment policies within a reasonable period of time after receipt of written notice from the Company setting forth in reasonable detail the duties which Executive has failed to perform and the corrective actions expected of him; (ii) a breach of Executive's duty of loyalty to the Company, including but not limited to a breach of Executive's obligations under Sections 11 or 12 below; (iii) indictment for, conviction of, or


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               written confession to a crime against the Company or a crime which otherwise materially adversely affects Executive's ability to perform his obligations under this Agreement, any business relationship which the Company maintains or the general reputation and good will of the Company; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively using alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, , and except for Executive's obligations under Sections 11 and 12 hereof.

          c. BY COMPANY WITHOUT GOOD CAUSE. The Company may also terminate Executive's employment at any time by written notice without Good Cause, whereupon all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall fulfill its obligations to Executive under Section 8 hereof, and except for Executive's obligations under Section 12 hereof.

          d. BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment with the Company upon not less than thirty (30) days advance written notice for "Good Reason." Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except that (i) the Company shall fulfill its obligations to Executive under Section 8 hereof, and (ii) Executive's obligations under Section 12 hereof shall remain effective. For purposes of this Agreement, the Executive will have "Good Reason" if the Company shall fail to pay when due any compensation provided for in this Agreement and such failure is not corrected within ten (10) days after notice thereof to the Company by the Executive

          e. BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment with the Company upon not less than sixty (60) days advance written notice. Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Executive's obligations under Sections 11 and 12 hereof; provided, however, that the Company shall not be prohibited from terminating Executive under Section 7(b) above following receipt of a notice of termination from Executive, subject to its obligations hereunder.

     8 TERMINATION COMPENSATION: SEVERANCE PAY. If Executive's employment is terminated pursuant to Section 7(c) or 7(d), Executive shall be entitled to the continued payment of the annual salary and employee benefits described in Section 2 above for a period of six (6) months following such termination.

     9.TERM. This Agreement will continue in effect from the date hereof until December 31, 2002 unless sooner terminated under Section 7 hereof. The Agreement shall automatically renew from year to year unless either party gives no less than thirty (30) days and no more than ninety (90) days of its/his intent not to renew this Agreement.

     10. SPECIAL PROVISIONS


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     a.   The issuance of the stock options provided for in this Agreement to the Executive is contingent upon the Company expanding one of its existing stock option plans or adopting a new stock option plan. The Company agrees to use its good faith efforts to obtain stockholder approval to expand one of its existing plans or adopt a new plan and agrees to issue the options upon receipt of such approval. If such approval is not obtained within a reasonable amount of time, the Company and Executive may agree to issue non-incentive options instead of qualified options under a stockholder approved plan.

     b. Executive recognizes that the Company is now in negotiations with various financial institutions for additional financing, with an expected close date on or before April 30, 2000. Recognizing that the results of these negotiations may involve staff changes, possible re-organization and reassignment of management personnel, the Executive agrees that all terms and conditions set forth in the Agreement will be subject to mutual agreement by the new financing institutions, the Board of Directors of the Company and the Executive.

     c.Executive is currently a major shareholder and principal in a consulting company now providing travel management services to a Company client. Recognizing the potential conflict of interest, Executive agrees to work with the Company to either integrate these operations into the Company under reasonable terms or terminate all business relationships with the specified entity. The parties agree that the integration or termination will occur within 90 days of execution of this Agreement.

     11. NON-COMPETITION.

     a. RESTRICTIONS. As consideration for the compensation and benefits to be provided to the Executive under this Agreement, and as an additional incentive for Executive to enter into this Agreement, the Executive will not during the term of this Agreement and for a period of six (6) months thereafter if Executive's employment is terminated pursuant to
          Section 7(a), (b) and (e), directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where IXATA.COM or any of its Affiliates (as defined below) is then conducting the Business (as defined below) or has, during the previous six (6) months, conducted the business:

          (1)  engage in the Business;

          (2) render advice, consultation, or services to or otherwise assist any other person or entity who competes, directly or indirectly, with IXATA.COM or any of its Affiliates;

          (3) transact any business in any manner pertaining to suppliers or customers of IXATA.COM or any of its Affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the conduct of the Business of IXATA.COM or any of its Affiliates; or


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          (4)  induce any employee, agent or representative of IXATA.COM or any of its Affiliates to terminate his or her employment with IXATA.COM or such Affiliate.

     b. DEFINITIONS. For purposes of this Section 11, the "Business" will mean the business activities of IXATA.COM and their Affiliates in the business of offering Internet-based, electronic commerce services in the travel and hospitality sectors. The term "Affiliates" shall mean any entity controlling, controlled by or under common control with IXATA.COM, including, but not limited to, IXATA.COM and other subsidiaries, and any licensee, franchisee or agent of IXATA.COM products or services.

     c. REASONABLENESS; ENFORCEMENT. The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher remuneration and other benefits from IXATA.COM hereunder than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of the provisions of this
          Section 11, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. IXATA.COM and the Executive consider the restrictions contained in this Section 11 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, so as modified by the Court, to be fully enforced. In the event of a breach or threatened breach of this Section 11 by Executive, IXATA.COM will be entitled to preliminary and permanent injunctive relief, sufficient to enforce the provisions thereof and IXATA.COM will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

12. CONFIDENTIAL INFORMATION.

     a. PROHIBITION ON DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. The Executive will at all times keep and maintain Confidential Information (as defined below) confidential and will not, at any time, either during or subsequent to his employment with IXATA.COM, unless required by law or order, either directly or indirectly, use any Confidential Information for his own benefit, or otherwise divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever, other than employees or agents of IXATA.COM or its Affiliates who have a need to know such information, and then only to the extent necessary to perform their responsibilities on behalf of IXATA.COM or its Affiliates.

     b. DEFINITION OF CONFIDENTIAL INFORMATION. "Confidential Information" will mean any and all information (excluding information in the public domain) relating to the Business, including, without limitation, all patents and patent applications; copyrights (whether registered or to be registered in the United States or elsewhere) which are applied for, issued to or owned by IXATA.COM or any of its Affiliates; inventions;


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          trade secrets; computer programs; engineering and technical data;
          drawings or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; suppliers; methods and manner of operations; and information relating to the identity and location of all past, present and prospective customers.

     c. ENFORCEMENT. The Executive's obligations contained in this Section 12 are of a special and unique character, which gives him a peculiar value to IXATA.COM. The parties recognize that IXATA.COM cannot be reasonably or adequately compensated in damages alone in an action at law should the Executive breach such obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies which IXATA.COM may possess, it will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions, without bond or other security, in the event of any actual or threatened breach of such obligations by the Executive, in order to enforce this Section 12.

13. SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of IXATA.COM, except that Executive's right to receive compensation may be assigned by Executive, in writing. Any amounts payable after the death of the Executive shall be paid to the executor or administrator of his estate. This Agreement will inure to the benefit of and be binding upon IXATA.COM, its Affiliates and their successors and assigns.

14. INDEMNIFICATION. The Certificate of Incorporation of the Company provides, in Article VII thereof, captioned "Indemnification", that the Company shall indemnify certain persons under certain conditions. The Company agrees that the Executive shall be a person covered by Article VII, that the Executive shall be entitled to the benefit of all of the provisions of Article VII, and that such provisions shall remain in full force and effect with respect to the Executive throughout the term of this Agreement, without regard to any amendment to
Article VII which might be adopted after the date hereof.

15 TIME. The parties acknowledge that time is of the essence in the performance of the obligations of each party hereto, and that the timely performance of such obligations is a pre-condition to the continuation of the obligations of the other party.

16. GOVERNING LAW. This Agreement will be governed by and construed iaccordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any action brought to enforce this Agreement or to seek relief based upon any provision of it will be brought in a court of competent jurisdiction in the State of Delaware.

17. MERGER. This Agreement supersedes any and all prior agreements, whether written or oral, with respect to the Executive's employment by IXATA.COM or any of its Affiliates and contains all of the promises, representations, warranties and agreements between the parties with respect to such employment.


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18.  MODIFICATION. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors.

19. NOTICES. All notices or other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by fax, to the following:

     If to the Executive:

                  Robert A. Steiner
                  4014 Calle Isabella
                  San Clemente, CA 92672

     If to IXATA.COM:

                  The IXATA Group, Inc.
                  8080 Dagget Street, Suite 220
                  San Diego, CA 92111
                  Fax: (858)-677-5579


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     With a copy to:

                  Christopher Hubbert, Esq.
                  Kohrman Jackson & Krantz P.L.L.
                  20th Floor, One Cleveland Center
                  Cleveland, OH  44114
                  Fax:  (216)-621-6536

Any party may from time to time change its address for purposes of this Agreement by giving notice of such change to the other party, but no such change will be deemed effective until actually received by the party to whom it is directed. Notice and communications under this Agreement will be effective when actually received by the party to whom they are directed.

         IN WITNESS WHEREOF the parties have executed this April 17, 2000.

                                 The IXATA Group, Inc.
                                 a Delaware corporation

                                 By:      /s/ Paul B. Silverman
                                    --------------------------------------------
                                 Its:     Chairman and Chief Executive Officer
                                     -------------------------------------------

                                 /s/ Robert A. Steiner
                                 -----------------------------------------------
                                 ROBERT A. STEINER


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